Exhibit 10.6

SEPARATION AND CONSULTING AGREEMENT – MICHAEL G. RHODES

This Separation and Consulting Agreement (“Separation and Consulting Agreement”), is entered as of the 22nd day of September 2004, by and between Michael G. Rhodes, an individual (“Rhodes”), and Modtech Holdings, Inc., a corporation (the “Company”).

WHEREAS, Rhodes has been employed as President and Chief Operating Officer of the Company, pursuant to an Employment Agreement, entered into as of December 22, 2003 (the “Employment Agreement”);

WHEREAS, Rhodes and the Company have mutually agreed to terminate their employment relationship upon the terms set forth herein; and

WHEREAS, Rhodes and the Company have mutually agreed that Rhodes will provide consulting services to the Company for a specified period after the termination of his employment relationship with the Company.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation and Consulting Agreement, Rhodes and the Company agree as follows:

XIX. Resignation as President and Chief Operating Officer. Rhodes hereby resigns as President and Chief Operating Officer of the Company effective September 22, 2004 (the “Separation Date”), and the Company hereby accepts such resignation.

XX. Resignation as an Employee. Rhodes hereby resigns as an employee of the Company effective as of the Separation Date, and the Company hereby accepts such resignation.

XXI. Resignation as a Director. The Board of Directors of the Company may require Rhodes to resign from the Board (and Rhodes shall resign) and Rhodes may resign from the Board at any time after September 21, 2004. On the date hereof, the Company counsel shall confirm in writing to Rhodes that he is, and will be following the Separation Date, covered under the Company’s current D&O policy.

XXII. Termination of Employment Agreement. The Employment Agreement shall terminate and shall have no further force or effect upon the execution of this Agreement. All payments due to Rhodes from the Company after the effective date hereof shall be determined under this Separation and Consulting Agreement, and no payments shall be made under the Employment Agreement. Notwithstanding the foregoing, Sections 9, 10 and 11 of the Employment Agreement shall continue in force and effect as they relate to Rhodes’s past and future services to the Company as a Director and as an employee and Chief Operating Officer of the Company and as a consultant.

XXIII. Transition and Final Paycheck. From and after the Separation Date, Rhodes shall assist in the transition of his duties and business contacts as a consultant pursuant to the terms set forth below. On or before the Separation Date, the Company shall pay to Rhodes all earned, but unpaid compensation through the Separation Date, including salary through the Separation Date and a number of days of accrued but unused vacation that will be determined by close of business, September 22, 2004.

(15) Severance Payment. On or before the Separation Date, the Company shall pay to Rhodes severance pay in the lump sum amount of $ 514,583.33, less tax withholdings and authorized deductions, in lieu of any severance payments or other termination payments provided under the Employment Agreement.

XXIV. Benefit Continuation.

A. Medical and Dental Coverage. Rhodes hereby elects continuation of his and his eligible dependents medical and dental insurance coverage under COBRA. The Company will pay for the premium for such continuation coverage until the earlier to occur of the following: (i) expiration of nineteen (19) months from the Separation Date or (ii) until Rhodes or his eligible dependents cease to qualify for such extension of coverage under COBRA.

B. Life Insurance and Long Term Disability. To the extent permitted by the Company’s group insurance policies, the Company will cause to be continued Rhodes’s life insurance coverage and long term disability insurance coverage substantially equivalent to the coverage maintained by the Company for Rhodes prior to his separation at no premium cost to Rhodes. Such coverage will terminate upon the expiration of nineteen (19) months following the Separation Date. If such continuation is not permitted by the Company’s group insurance policies, the Company for a period of nineteen (19) months following the Separation Date will reimburse Rhodes for the premium cost incurred to obtain comparable life insurance and long term disability insurance under private policies, up to the amount the Company would have paid to provide such coverage to Rhodes had he remained an employee of the Company.

C. Other Benefits. Nothing in this Agreement is intended to deprive Rhodes of any vested rights, payments, benefits or service credit for benefits which he earned during employment with respect to any welfare, pension, deferred compensation, or other benefit plan.

XXV. Stock Options. On the Separation Date, Rhodes shall receive Eighteen (18) months of vesting credit with respect to all stock options granted prior to the date hereof as if he had provided services to the Company during such Eighteen (18) month period. In addition, Rhodes shall have twenty-one (21) months from the Separation Date to exercise all or any portion of his vested stock options in accordance with the terms and conditions of such options and the Company’s Stock Option Plan.

XXVI. Non-Disparagement. Rhodes and the Company agree they shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other.

XXVII. Mutual Releases.

A. Rhodes, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby knowingly, voluntarily and irrevocably releases and discharges the Company and its subsidiaries, and any and all of their respective affiliates, current and former officers, employees, agents, directors, legal representatives, attorneys, and any successor or assign or predecessor of any of the foregoing, from any and all claims, charges, actions or causes of action he may have against any such released person, whether known or unknown, from the beginning of time through the date hereof based upon any matter, cause or thing whatsoever related to or arising out of (1) Rhodes’s employment with the Company, or any subsidiary or predecessor entity prior to the Separation Date, (2) Rhodes’s service as a director of the Company, or any subsidiary or predecessor entity prior to the Separation Date, or (3) the termination of Rhodes’s positions with the Company, or any subsidiary or predecessor entity as of or prior to the Separation Date as contemplated by this Agreement; provided, however, that this release shall not limit in any way or constitute a waiver of any rights or claims Rhodes may have (i) under this Agreement, (ii) under any applicable insurance policy, (iii) that arise after the Separation Date, (iv) under any stock option, deferred compensation or other similar compensation plan, program, agreement or arrangement, or (v) under any pension, retirement or welfare benefit plan, program, agreement or arrangement.

B. Except as set forth herein, the Company, on behalf of itself and each subsidiary, and any successor or assign of any of the foregoing, hereby knowingly, voluntarily and irrevocably releases and discharges Rhodes, his family, estate, legal representatives, agents, attorneys, heirs, executors, successors and assigns, from any and all claims, charges, actions or causes of action any of them may have against any such released person, whether known or unknown, from the beginning of time through the date hereof based upon any matter, cause or thing whatsoever related to or arising out of (1) Rhodes’s employment with the Company, or any subsidiary or predecessor entity prior to the Separation Date, (2) his service as a director of the Company, or any subsidiary or predecessor entity prior to the Separation Date, or (3) the termination of Rhodes’s positions with the Company, or any subsidiary or predecessor entity prior to or as of the Separation Date as contemplated by this Agreement; provided, however, that this release shall not limit or waive any rights or claims of the Company or any subsidiary (i) under this Agreement, or (ii) as a result of any acts or omissions by Rhodes that constitute fraud or willful misconduct.

C. Waiver of Civil Code Section 1542. It is a further condition of the consideration hereof and is the intention of Rhodes and the Company in executing this instrument that the same shall be effective as a bar as to each and every claim, demand, and cause of action hereinabove specified and, in furtherance of this intention, Rhodes and the Company hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Rhodes and the Company acknowledge that they may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Agreement and that, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Rhodes and the Company hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

XXVIII. Confidentiality. Rhodes and the Company agree that the terms and conditions of this Separation and Consulting Agreement shall remain confidential and shall not (except as required by law), disclose them to any other person other than (i) attorneys or any other professional providing advice to Rhodes or the Company, or (ii) Rhodes’s spouse. Rhodes will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Separation and Consulting Agreement or the events (including any negotiations) which led to its execution. The parties hereby agree that disclosure of any of the terms and conditions of the Separation and Consulting Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Separation and Consulting Agreement.

XXIX. Consulting Engagement. The Company hereby engages Rhodes and Rhodes hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for a twelve (12) month period commencing on the Separation Date (the “Consulting Period”), unless earlier terminated by mutual agreement of the parties.

XXX. Consulting Services.

Rhodes shall perform reasonable consulting services during the course of his engagement under this Separation and Consulting Agreement which shall include providing advice to and consultation with the Company and its affiliates as the Company may request from time to time (and agreed to by Rhodes) on matters with which Rhodes was familiar and/or about which Rhodes acquired knowledge, expertise and/or experience during the time that Rhodes was employed by the Company. Rhodes shall not undertake any consulting project for the Company except as requested by the CEO or CFO of the Company.

XXXI. Consulting Compensation. The Company shall pay to Rhodes a consulting fee of $1,750 per day of consulting services to the Company (the “Consulting Fee”). Rhodes shall submit invoices monthly in arrears for the consulting services provided the prior month, and such invoices shall be promptly paid by the Company. Rhodes agrees that he will be solely responsible for any taxes due as a result of the payment of such Consulting Fee, and Rhodes will defend and indemnify the Company from and against any and all losses or liabilities, including defense costs, arising out of Rhodes’s failure to pay any taxes due with respect to such Consulting Fee. If the Company determines that applicable law requires that taxes should be withheld from the Consulting Fee, the Company reserves the right to withhold, as legally required, and to notify Rhodes accordingly. All services provided by Rhodes under Section XVII. E. shall be considered consulting services hereunder, and subject to the terms and conditions of providing such services set forth herein, and the Company shall be required to pay Rhodes the Consulting Fee in connection therewith.

XXXII. Expenses. Rhodes shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performance of the services under this Separation and Consulting Agreement upon the presentation of documentary evidence of such expenses.

XXXIII. Relationship. Rhodes shall operate at all times as an independent contractor of the Company. This Separation and Consulting Agreement does not authorize Rhodes to act for the Company as its agent or to make commitments on behalf of the Company. Rhodes and the Company intend that an independent contractor relationship be created by this Separation and Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. Rhodes at no time shall hold himself out as an agent of the Company for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company to any obligation whatsoever.

XXXIV. Miscellaneous

A. Successors.

1. This Separation and Consulting Agreement is personal to Rhodes and shall not, without the prior written consent of the Company, be assignable by Rhodes.

2. This Separation and Consulting Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation and Consulting Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Separation and Consulting Agreement by operation of law or otherwise. This Agreement shall not be terminated by the Company merging with or otherwise being acquired by another entity, whether or not the Company is the surviving entity, or by the Company transferring all or substantially all of its assets (any such event, an “Acquisition”). In the event of an Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Company shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of the Agreement.

B. Waiver. No waiver of any breach of any term or provision of this Separation and Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation and Consulting Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation and Consulting Agreement may not be amended or modified other than by a written agreement executed by Rhodes and the Chief Executive Officer of the Company.

D. Complete Agreement. This Separation and Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Rhodes’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Separation and Consulting Agreement shall not be binding upon or enforceable against either party. This is an integrated agreement.

E. Litigation and Investigation Assistance. As a part of the consulting services described in Section XIII, Rhodes may be required to provide reasonable cooperation in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Rhodes’s employment.

F. Severability. If any provision of this Separation and Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation and Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation and Consulting Agreement are declared to be severable.

G. Choice of Law. This Separation and Consulting Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

H. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation and Consulting Agreement. Hence, in any construction to be made of this Separation and Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

I. Counterparts. This Separation and Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Arbitration. Any controversy arising out of or relating to this Separation and Consulting Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration, to be held in Orange County, California in accordance with California Civil Procedure Code §§ 1282-1284.2, provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. In the event either party institutes arbitration under this Separation and Consulting Agreement, the party prevailing in any such proceeding shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

K. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation and Consulting Agreement and which are not inconsistent with its terms.

L. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

M. Attorneys Fees. The Company shall pay up to $5,000 of the attorney’s fees of Rhodes in connection with the preparation, negotiation, and execution of this Agreement.

I have read the foregoing Separation and Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 22nd day of September 2004, at Riverside County, California.

“Rhodes”

/s/ Michael G. Rhodes
Michael G. Rhodes

EXECUTED this 22nd day of September 2004, at Riverside County, California.

“Company”

Modtech Holdings, Inc.

/s/ David M. Buckley
By:	David M. Buckley
Its:	Chief Executive Officer